Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Announces

Retirement of Henry J. Herrmann as Chairman of the Board

Overland Park, KS, Nov. 27, 2017 — Waddell & Reed Financial, Inc. (NYSE: WDR) today announced that Henry J. Herrmann, Chairman of the Board, will retire from the company’s Board of Directors on the date of the company’s annual meeting of stockholders in April 2018.   The Board of Directors has appointed Thomas C. Godlasky, an independent director of the company since July 2010, to succeed Herrmann as Chairman of the Board in 2018.

Herrmann retired as the company’s Chief Executive Officer in August 2016 after 45 years of service with the company, but remained non-executive Chairman of the Board.  He has been Chairman of the Board since January 2010 and a director since March 1998.  “It was an honor  serving on the Board and working with many talented employees throughout my career at Waddell & Reed.” said Herrmann.  “I look forward to watching the company’s success under the leadership of Tom and Phil.”

“I would like to thank Hank for his leadership and countless contributions to the company throughout his career,” said Philip J. Sanders, Chief Executive Officer and Chief Investment Officer.  “He left an indelible impact on the investment culture of our firm and we wish him the best in retirement.  On behalf of the management team, we look forward to working with Tom and the rest of the Board as we continue to make progress on our previously announced corporate initiatives.”

Speaking on behalf of the Board, Godlasky stated, “We thank Hank for the tremendous leadership he has provided to the Board over the past 19 years, including the last seven years as Chairman.  It will be an honor to serve the company and the Board as Chairman and I look forward to working with Hank to transition his responsibilities.  I’m confident in the ability of the Board as we continue to support Phil and his management team in their efforts.”

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the retail unaffiliated distribution channel (encompassing broker/dealer, retirement, and registered investment advisors), our retail broker-dealer channel (through financial advisors), and our Institutional channel (including defined benefit plans, pension plans and endowments, and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States and internationally. Waddell & Reed Investment Management Company serves as investment adviser to the Waddell & Reed Advisors Group of Mutual Funds, while Ivy Investment Management Company serves as investment adviser to Ivy Funds, Ivy NextShares, Ivy Variable Insurance Portfolios and InvestEd Portfolios, and investment adviser and global distributor to the Ivy Global Investors SICAV, an umbrella UCITS fund range domiciled in Luxembourg. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds and InvestEd Portfolios, while Ivy Distributors, Inc. serves as principal underwriter and distributor to Ivy Funds and Ivy Variable Insurance Portfolios.

Waddell & Reed Financial, Inc.
Investor contact:
Nicole Russell, 913-236-1880
VP, Investor Relations
or
Media contact:
Roger Hoadley, 913-236-1993
VP, Director of Communications